EXHIBIT 23.3

Consent of Independent Auditors

The Management Committee and Joint Venturers

Mt. Gravatt Cinemas Joint Venture

We consent to the incorporation by reference in the registration statement No. 333-36277 on Form S-8 of Reading International, Inc., of our report dated March 13, 2008, with respect to the balance sheet of Mt. Gravatt Joint Venture as of December 31, 2007, and the related income statement, statement of changes in members' equity, and statement of cash flows for the year ended December 31, 2007, which report appears in the December 31, 2008, annual report n Form 10-K/A of Reading International, Inc.

/s/ KPMG

KPMG
Sydney, Australia

October 20, 2009